Exhibit 99.1

Contact: Frances G. Rathke, CFO

Tel: (802) 882-2300

Green Mountain Coffee Roasters, Inc. Reports Outstanding Performance for Fiscal 2009 Second Quarter

- Keurig® Single-Cup Brewing System Drives Very Strong Sales and Earnings Growth -

- Company Raises Estimates for Fiscal Year Net Sales Growth and EPS -

WATERBURY, VT (April 29, 2009) – Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal 2009 second quarter results for the thirteen weeks ended March 28, 2009, reporting very strong top and bottom line growth.

Net sales for the second quarter of fiscal 2009 totaled $193.4 million as compared to $120.9 million reported in the second quarter of fiscal 2008, representing an increase of 60% over the same quarter last year.

Net income for the second quarter of fiscal 2009 increased 118% to $13.0 million or $0.50 per diluted share, from $6.0 million or $0.23 per diluted share in the second quarter of fiscal 2008.

During fiscal 2009’s second quarter, 432 million K-Cup® portion packs were shipped system-wide by all Keurig licensed roasters, up 62% over the year-ago quarter. Supporting continued growth in K-Cup demand, during the second quarter of fiscal 2009, 479,000 Keurig brewers were shipped, up 148% over the same quarter in the prior year.

Lawrence J. Blanford, GMCR’s President and CEO, said, “It is exciting to be sharing such outstanding results today and to deliver the eleventh consecutive quarter with our overall top-line growth being at least 39%. Because of the strength of our results in these first two quarters of our fiscal year, we are raising our sales and earnings estimates for the year as a whole.”

Blanford continued, “Our success is driven by the winning combination of our outstanding coffees and the Keurig Single-Cup Brewing System. GMCR is the leader in the early revolution of how consumers prepare and enjoy their coffee. We believe the Keurig system is succeeding in growing the single-serve segment of the overall coffee market because it offers quality, convenience, and value.”

Blanford concluded, “Our goal is to build stockholder value by providing consumers with an extraordinary coffee experience while helping to make a positive difference in the world. Looking forward, I am confident that our initiatives will continue to fuel GMCR’s growth and value through Keurig Single-Cup brewer sales and expanding K-Cup portion pack demand. These initiatives include the acquisition of Tully’s wholesale business and brand, the expansion of distribution (see separate release today regarding Walmart), and innovations such as the test market introduction of new portion pack products like Café Escapes and Celestial Seasonings Perfect Iced Tea.”

Fiscal 2009 Second Quarter Financial Review

Net Sales

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The Keurig business unit net sales, prior to the elimination of inter-company sales, for the second quarter of fiscal 2009 were $119.8 million, up 97% from net sales of $60.7 million in the second quarter of fiscal 2008. About half of the increase in Keurig’s net sales this past quarter was due to the 129% increase in K-Cup sales to retailers and from Keurig.com. Net sales of At Home brewers and accessories contributed approximately 30% of the increase in total Keurig business unit net sales this quarter. In addition, royalty income from the sale of K-Cups® from all licensed roasters increased approximately $12 million or 85% over last year’s second fiscal quarter. Keurig announced a royalty rate increase of a penny-per-K-Cup on all system-wide K-Cup portion packs that went into effect on August 1, 2008. Of the 97% increase in net sales in the just finished quarter, approximately 5 percentage points was due to the royalty increase. Further detail on shipments of Keurig brewers and K-Cup portion packs is provided in the chart accompanying this press release.

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For the Specialty Coffee business unit (previously called the Green Mountain Coffee segment), net sales for the second quarter of fiscal 2009 grew 40% to $113.3 million, prior to the elimination of inter-company sales, as compared to $81.0 million reported in the second quarter of fiscal 2008. Dollar sales growth was strongest in channels that benefit from sales of K-Cup portion packs including retail reseller, supermarket, consumer direct and office coffee channels. Coffee, tea and hot cocoa pounds shipped increased 18.6% this quarter over the prior period and totaled 9.8 million pounds. This past quarter, Fair Trade Certified™ and organic coffees represented over 30% of total coffee pounds sold, up from about 26% in the prior year quarter. As previously announced, the Company increased prices in May 2008 by 8% to 12% on average across business channels and package types for coffee products sold by its Specialty Coffee business unit. Of the 40% increase in net sales in the just finished quarter, approximately 10 percentage points was due to the price increase taken in May 2008.

•	$17.6 million of inter-company Keurig business unit sales and $22.1 million of inter-company Specialty Coffee business unit sales were eliminated in the second quarter of fiscal 2009.

Costs, Margins and Income

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Cost of sales increased to 67.9% of total net sales compared to 63.0% for the corresponding quarter last year. The increase over last year is primarily due to the significant increase in sales of Keurig At Home Single-Cup brewers where these brewers are sold at approximately cost as part of the Company’s strategy to increase the installed base of Keurig brewers. In addition, higher green coffee and other commodity costs contributed to the increase in cost of sales as compared to the year ago second quarter.

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Selling, general and administrative expenses (SG&A) improved as a percentage of net sales by 710 basis points to 20.3% from 27.4% in the prior year quarter. This improvement was primarily the result of leveraging selling and organizational resources on a higher sales base.

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As a result of this SG&A leverage, the Company increased its operating income by 95% to $22.6 million in the second quarter of fiscal 2009, as compared to $11.6 million reported in the second quarter of fiscal 2008. Operating margins significantly improved as a percentage of net sales to 11.7% from 9.6% in the prior year period.

•	Interest expense was $1.0 million and $1.5 million in the second quarter of fiscal 2009 and fiscal 2008, respectively.

•	Income before taxes for the second quarter of fiscal 2009 increased 113% to $21.4 million as compared to $10.0 million reported in the second quarter of fiscal 2008.

•	The Company’s tax rate was 39.2% as compared to 40.5% in the prior year quarter. The difference primarily was due to higher research and development tax credits.

•	Net income for the second quarter of fiscal 2009 was $13.0 million or 6.7% of net sales as compared to $6.0 million or 4.9% in the corresponding quarter last year.

Balance Sheet Highlights

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Accounts receivable increased 64% year-over-year to $71.1 million at March 28, 2009, from $43.5 million at March 29, 2008, driven by the strong sales during the second quarter of fiscal 2009. Days’ sales in receivables remained consistent at approximately 33 days year over year.

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Inventories increased 42% year-over-year to $71.6 million at March 28, 2009 from $50.4 million at March 29, 2008, reflecting the Company’s effort to ensure both efficiencies and sufficient inventories of brewers and K-Cups for the third quarter of fiscal 2009 to meet consumer demand.

•

Long-term debt increased to $118.7 million at March 28, 2009, from $90.0 million at December 27, 2008, reflecting the Company’s $40.3 million acquisition of Tully’s wholesale assets on March 27, 2009, offset partially by the Company’s positive cash flow provided by operating activities during the second quarter of fiscal 2009.

Business Outlook and Other Forward-Looking Information

Revised Company’s Estimates for Fiscal Year 2009:

•	Total consolidated net sales growth of 58% to 61%, up from prior estimates of 43% to 48%.

•	Total K-Cup portion packs shipped system-wide by all Keurig licensed roasters to increase in the range of 60% to 65%, up from prior estimates of 53% to 63%.

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An operating margin in the range of 8.6% to 9.0%, up from the Company’s operating margin of 8.5% for fiscal 2008, including $5.3 million or $0.12 per diluted share for non-cash amortization expenses related to the identifiable intangibles of both the Keurig and Tully’s acquisitions, and excluding the pre-tax $17 million Kraft patent litigation settlement.

•	Interest expense of $5.5 million to $6.0 million, down from prior estimates of $6.5 million to $7.5 million.

•	A tax rate of 39.5% as compared to 38.9% in fiscal 2008.

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The Tully’s transaction is expected to be neutral to slightly accretive to earnings per share for the first twelve months of ownership, and accretive thereafter. For the third and fourth quarters of fiscal 2009, as the Company integrates Tully’s into its Specialty Coffee business unit and invests in additional West Coast capacity, the transaction is expected to be slightly dilutive to the Company’s operating margin and earnings per share.

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Fully diluted GAAP earnings per share in the range of $1.87 to $1.93 per share, including the pre-tax $17 million or $0.40 per diluted share Kraft patent litigation settlement, and including the non-cash amortization expenses related to the identifiable intangibles of $5.3 million or approximately $0.12 per share. Excluding the Kraft litigation settlement, fully diluted non-GAAP earnings per share in the range of $1.47 to $1.53 per share, up from prior estimates of $1.25 to $1.35 per share.

Revised Company Estimates Relating to Balance Sheet and Cash Flow:

•	Capital expenditures for fiscal 2009 in the range of $55 to $60 million, up from prior estimates of $50 to $57 million.

•	Depreciation and amortization expenses in the range of $24 to $26 million including $5.3 million for amortization of identifiable intangibles, up from prior estimates of $22 to $24 million.

First Issue of Company Estimates for Third Quarter Fiscal Year 2009:

•	Total consolidated net sales growth of 61% to 66%.

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An operating margin in the range of 9.4% to 9.9% (as compared to 9.6% in the year-ago quarter, and 11.7% in the second quarter of fiscal 2009) including non-cash amortization expenses for identifiable intangibles of approximately $1.5 million. The fiscal third quarter operating margin estimates include start up costs associated with ramping up production capabilities at the Company’s new Knoxville, TN facility and the expectation that Tully’s wholesale business will be slightly dilutive to earnings per share in the fiscal third quarter of 2009.

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Fully diluted GAAP earnings per share in the range of $0.38 to $0.42 per share, including the non-cash amortization expenses related to the identifiable intangibles that are estimated to reduce earnings per share by approximately $0.04 per share.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits and information regarding non-cash related items such as amortization of identifiable intangibles related to the Keurig acquisition completed on June 15, 2006, and the acquisition of Tully Coffee Corporation’s wholesale business completed on March 27, 2009, and also excludes one time operating income related to the Company’s Kraft litigation. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with greater transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company.

Green Mountain Coffee Roasters, Inc. will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today at 5:00 PM ET and will be available, with accompanying slides, via live webcast on the Company’s web site at www.GreenMountainCoffee.com. The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, Passcode 8476502 from 8:00 PM ET on April 29 through 8:00 PM ET on Monday, May 4, 2009.

GMCR routinely posts information that may be of importance to investors in the Investor Services section of its web site, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its web site regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

About Green Mountain Coffee Roasters, Inc.

As a leader in the specialty coffee industry, Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized for its award-winning coffees, innovative brewing technology, and socially responsible business practices. GMCR’s operations are managed through two business units. The Specialty Coffee business unit produces coffee, tea and hot cocoa from its family of brands, including Tully’s Coffee®, Green Mountain Coffee® and Newman’s Own® Organics coffee. The Keurig business unit is a pioneer and leading manufacturer of gourmet single-cup brewing systems. K-Cup® portion packs for Keurig® Single-Cup Brewers are produced by a variety of licensed brands, including Green Mountain Coffee and Tully’s Coffee. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in Fair Trade Certified™ coffee, and donating at least five percent of its pre-tax profits to social and environmental projects. Visit www.GreenMountainCoffee.com and www.Keurig.com for more information.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating Tully’s wholesale operations and capacity into its Specialty Coffee business unit, the ability of our lenders to honor their commitments under our credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the office and at home businesses, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

-Tables Follow-

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Operations

(Dollars in thousands except per share data)

	Thirteen weeks ended 3/28/09	Thirteen weeks ended 3/29/08	Twenty-six weeks ended 3/28/09	Twenty-six weeks ended 3/29/08
Net sales	$193,351	$120,877	$390,331	$247,322

Cost of sales	131,370	76,164	275,000	159,320

Gross profit	61,981	44,713	115,331	88,002

Selling and operating expenses	28,094	21,841	64,275	48,875
General and administrative expenses	11,245	10,246	20,456	19,505
Patent litigation (settlement) expense	—	1,030	(17,000)	1,495

Operating income	22,642	11,596	47,600	18,127

Other income (expense)	(242)	(89)	(285)	(203)
Interest expense	(1,032)	(1,495)	(2,414)	(3,039)

Income before income taxes	21,368	10,012	44,901	14,885

Income tax expense	(8,385)	(4,055)	(17,534)	(6,003)

Net income	$12,983	$5,957	$27,367	$8,882

Basic income per share:
Weighted average shares outstanding	24,750,025	23,856,362	24,601,756	23,737,160
Net income	$0.52	$0.25	$1.11	$0.37

Diluted income per share:
Weighted average shares outstanding	26,013,372	25,467,448	25,882,738	25,445,994
Net income	$0.50	$0.23	$1.06	$0.35

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Balance Sheets

(Dollars in thousands)

	March 28, 2009	September 27, 2008
Assets
Current assets:
Cash and cash equivalents	$2,639	$804
Restricted cash and cash equivalents	414	161
Receivables, less allowances of $5,116 and $3,002 at March 28, 2009 and September 27, 2008, respectively	71,135	54,782
Inventories	71,597	85,311
Other current assets	4,783	4,886
Deferred income taxes, net	9,899	6,146

Total current assets	160,467	152,090

Fixed assets, net	105,152	97,678
Intangibles, net	39,390	29,396
Goodwill	99,727	73,953
Other long-term assets	4,172	4,531

Total assets	$408,908	$357,648

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$93	$33
Accounts payable	49,542	43,821
Accrued compensation costs	10,658	11,669
Accrued expenses	20,614	14,645
Income tax payable	5,427	2,079
Other short-term liabilities	4,147	673

Total current liabilities	90,481	72,920

Long-term debt	118,650	123,517

Deferred income taxes, net	22,292	21,691

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 60,000,000 shares; Issued – 26,096,888 at March 28, 2009 and 25,478,536 shares at September 27, 2008, respectively	2,612	2,549
Additional paid-in capital	76,335	63,607
Retained earnings	108,647	81,280
Accumulated other comprehensive (loss)	(2,612)	(419)
ESOP unallocated shares, at cost – 18,129 shares	(161)	(161)
Treasury shares, at cost- 1,157,554 shares	(7,336)	(7,336)

Total stockholders’ equity	177,485	139,520

Total liabilities and stockholders’ equity	$408,908	$357,648

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Cash Flows

(Dollars in thousands)

	Twenty-six weeks ended March 28, 2009	Twenty-six weeks ended March 29, 2008
Cash flows from operating activities:
Net income	$27,367	$8,882
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,477	6,423
Amortization of intangibles	2,406	2,406
Loss on disposal of fixed assets	144	124
Provision for doubtful accounts	131	346
Loss on futures derivatives	89	—
Tax expense (benefit) from exercise of non-qualified options and disqualified dispositions of incentive stock options	21	(86)
Deferred income taxes	(1,960)	138
Deferred compensation and stock compensation	3,027	2,934
Changes in assets and liabilities:
Receivables	(16,484)	(4,481)
Inventories	16,001	(11,501)
Income tax payable	3,348	876
Other current assets	(150)	(880)
Other long-term assets, net	359	179
Accounts payable	5,576	(2,047)
Accrued compensation costs	(1,011)	1,588
Accrued expenses	5,642	1,840

Net cash provided by operating activities	52,983	6,741

Cash flows from investing activities:
Acquisition of Tully’s Coffee Corporation	(41,451)	—
Capital expenditures for fixed assets	(14,516)	(21,816)
Proceeds from disposal of fixed assets	93	129

Net cash used for investing activities	(55,874)	(21,687)

Cash flows from financing activities:
Net change in revolving line of credit	(5,000)	7,800
Proceeds from issuance of common stock	4,372	3,024
Windfall tax benefit	5,371	2,687
Deferred financing fees	—	(794)
Repayment of long-term debt	(17)	(42)

Net cash provided by financing activities	4,726	12,675

Net increase (decrease) in cash and cash equivalents	1,835	(2,271)
Cash and cash equivalents at beginning of period	804	2,818

Cash and cash equivalents at end of period	$2,639	$547

Fixed asset purchases included in accounts payable and not disbursed at the end of each period:	$5,348	$2,016

Noncash financing activity:
Debt assumed in conjunction with acquisition	$210	$—

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Company-wide Keurig brewer and K-Cup portion pack shipments

(Unaudited data and in thousands)

	Q2FY09 13 wks ended 3/28/09	Q2FY09 13 wks ended 3/29/08	Q2 Y/Y Increase	Q2 % Y/Y Increase	Q2 YTD 26 wks ended 3/28/09	Q2YTD 26 wks ended 3/29/08	Q2 YTD Increase	Q2 YTD % Y/Y Increase
Total Keurig brewers shipped (1)	479	193	286	148%	1,190	515	675	131%
Total K-Cups shipped (system-wide) (2)	432,341	266,694	165,647	62%	785,942	496,887	289,055	58%

(1)	Total Keurig brewers shipped means brewers shipped by Keurig to customers in the U.S./Canada.
(2)

Total K-Cups shipped (system-wide) means K-Cup shipments by all Keurig licensed roasters to customers in the U.S./Canada. These shipments form the basis upon which royalties are calculated by licensees for payments to Keurig. Total K-Cups sold by the brands owned or licensed by the Company comprise historically approximately 55% to 58% of total K-Cups shipped system-wide.

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